Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-128144 of PHH Corporation on Form S-8 of our report dated December 18, 2006, appearing in this Annual Report on Form 11-K of the PHH Home Loans, LLC Employee Savings Plan for the period from October 1, 2005 (inception) to December 31, 2005.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 18, 2006